Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 14th day of July, 2021, by and between CPG International LLC, a Delaware limited liability company doing business as The AZEK Company, and its successors and affiliates ( the “Employer”) and Peter Clifford (the “Executive”).

RECITALS

WHEREAS, Employer desires to procure the services of Executive as its Senior Vice President & Chief Financial Officer and Executive is willing to be employed by the Employer upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Executive acknowledges and agrees that executing this Agreement is a necessary precondition for Executive to accept the offer of employment by the Employer and to receive the corresponding compensation and benefits;

WHEREAS, Executive acknowledges that this Agreement is reasonable and necessary because the Employer will provide Executive with access to its confidential, proprietary information, trade secrets and customers and prospective customers, all of which the Employer is entitled to protect from disclosure, misappropriation and/or unfair exploitation; and

WHEREAS, Executive further acknowledges that during Executive’s employment with the Employer, Executive may have access to certain confidential, proprietary information and trade secrets belonging to the Employer’s subsidiaries and/or affiliates, including but not limited to The AZEK Company Inc. (“AZEK”), CPG Building Products LLC, WES, LLC (including UltraLox Technology, LLC), CPG Sub I Corporation, Scranton Products Inc. (including Sanatec Sub I Corporation and Santana Products Inc.), Vycom Corp., Versatex Holdings, LLC (including Versatex Building Products, LLC), Return Polymers, Inc. and any other entities that are or become subsidiaries of, successors to or otherwise affiliated with the Employer on or after the date of this Agreement (collectively, the "Affiliates"), and Executive has an obligation not to disclose, misappropriate, and/or unfairly benefit from the Affiliates’ confidential, proprietary information, trade secrets, customers, prospective customers and good will.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the Employer and Executive hereby agree as follows:

PROVISIONS

1.Term and Duties.  The term of this Agreement shall commence on August 3, 2021 (the “Hire Date”) and continue during Executive’s employment with the Employer and thereafter for those provisions designed to survive employment. Executive’s employment shall be at-will and may be terminated by either party pursuant to Section 4. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to, Sections 5, 6, 7 and 21, in the event that Executive’s employment is terminated, regardless of reason. Executive shall serve as the Employer’s Senior Vice President & Chief Financial Officer beginning August 16, 2021. Executive’s title/position may change over the course of this Agreement by the Employer at its discretion subject to the terms herein. Subject to the provisions of this Agreement, Executive shall devote Executive’s best efforts and abilities to the performance of Executive’s duties on behalf of the Employer and to the promotion of its interests consistent with and subject to the direction of the Chief Executive Officer of Employer.

2.Exclusivity.  Executive shall devote all of Executive’s business time, energies, attention and abilities to the operation of the business of the Employer and shall not be actively involved in any other trade or business or as an employee of any other trade or business.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would directly or indirectly injure the Employer’s business, interests or reputation.  In keeping with Executive’s fiduciary duties to the Employer, the Employer agrees that Executive shall not become involved in a conflict of interest with the Employer, or upon discovery thereof, allow such a conflict to continue.  Moreover, Executive shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval from the Employer.  It is understood that the foregoing provisions of this Section 2 are not intended to prevent Executive from serving on the board of directors or in a similar capacity for another business, religious, charitable or community organization, provided such service does not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Sections 5, 6 or 7 of this Agreement.

3.Compensation and Equity Participation.

(a)Base Compensation.  In consideration of the services to be rendered by Executive, Employer shall pay to the Executive base compensation at a rate of Six Hundred Thousand Dollars $600,000.00 (USD) per year (“Base Compensation”) (pro-rated for any partial years).  The Base Compensation shall be paid to Executive in accordance with the Employer’s standard payroll policies. Executive’s Base Compensation may be increased from time to time by the Employer at its discretion subject to the terms herein.  Executive shall not be entitled to receive the salary and benefits that are associated with the offered position unless Executive first executes and agrees to be bound by this Agreement.

(b)Annual Bonus and Long-Term Incentive Plan.  Executive will be eligible to participate in any annual bonus program made available to senior executives of the Employer (the “Bonus Plan”).  The Executive’s target bonus opportunity under the Bonus Plan for each year shall equal seventy-five percent (75%) of the Base Compensation.  The actual annual bonus paid for any year shall be subject to the terms and conditions of the Bonus Plan and may be lower or higher than the target amount, based on the attained level of achievement of the financial and individual performance objectives, and shall be subject to proration for any partial year of employment.  Participation is subject to Executive’s continuing to be employed on the date of payment unless (i) the Executive is employed by the Employer as of the last date of the period during which the achievement of the bonus is measured and (ii) the Executive’s employment is thereafter terminated pursuant to death or Disability (as defined in Section 4€ of this Agreement), by the Employer without Cause (as defined in Section 4(d) of this Agreement), or pursuant to a termination by Executive with Good Reason (as defined in Section 4(f) of this Agreement).

As a Senior Vice President of Employer, Executive will also be eligible to receive a grant of Restricted Stock Units (“RSUs”), Stock Options (“SOPs”) and Performance Share Units (“PSUs”) under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”).  The Executive’s target equity award is $1,000,000. The actual award may vary from the target depending on a number of factors, including, but not limited to, individual and company performance. Executive must be employed on the grant date to receive the award. There is no guarantee of employment or that the program will be offered in future years, or, if offered, that it will be similar to the current program. Any RSUs, SOPs and PSUs granted shall be subject to the terms and conditions set forth in the Plan, as it may be amended from time to time, and a grant agreement between the Executive and AZEK documenting such RSU, SOP and PSU grant, respectively.

In addition to the foregoing, as soon as practicable following the Hire Date or as otherwise mutually agreed, the Executive shall receive an initial equity grant valued at USD $2,300,000. The number of equity units awarded shall be determined based on the “fair market value” (closing price as reported on the New York Stock Exchange on Executive’s acceptance date of his offer of employment) of shares of AZEK’s Class A common stock. The equity grant shall be subject to the vesting and other terms and conditions of the grant agreement governing the award between Executive and AZEK as well as the terms of the Plan.

Pursuant to Section 3.6.1 of The AZEK Companies Inc.’s 2020 Omnibus Incentive Compensation Plan (the “Incentive Compensation Plan”), as of the Change in Control Date (as defined in the Incentive Compensation Agreement) any outstanding performance-based awards shall be deemed earned at the target level at the date of the Change in Control with respect to all open performance periods and will cease to be subject to any performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.

(c)Benefits.  During Executive’s employment, Executive shall be eligible to participate in such benefit programs offered by the Employer, subject to the generally applicable terms and conditions of the plan, benefit or program in question.  All matters of eligibility for coverage or benefits under any benefit plan or Employer policy shall be determined in accordance with the provisions of such plan or policy.  The Employer reserves the right to change, alter or terminate any benefit in its sole discretion.  The Executive shall be entitled to four (4) weeks’ vacation (pro-rated for any partial years) per calendar year, to be used subject to the terms of the Employer’s applicable policies and procedures.  Employer further agrees to pay or reimburse the Executive for reasonable relocation expenses in accordance with Employer’s executive relocation program.

4.Termination of Employment.

(a)Employer may terminate the Executive’s employment for any reason or no reason.  If the Executive’s employment is terminated for any reason, the Employer shall be obligated to pay the Executive all earned but unpaid Base Compensation through the date of termination, unpaid expense reimbursements to which the Executive is entitled and accrued but unused vacation (the “Accrued Amounts”).  If the Executive’s employment is terminated by Employer other than for Cause or is terminated by Executive for Good Reason, the Employer shall be obligated, in addition to the payment of the Accrued Amounts, to continue to pay to the Executive the Executive’s Base Compensation at the rate then in effect for a period of twelve (12) months following the termination date and the Employer will also pay a pro-rated annual bonus for the year at target (collectively, the “Termination Payments”).  Employer’s obligation to make the Termination Payments shall be conditioned upon (i) Executive’s compliance with the covenants set forth in Section 7 (the “Post-Employment Restrictive Covenants”) and Executive’s obligations with respect to Employer’s Confidential Information (as defined below) and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employer (the “Release”) that becomes effective within sixty (60) days following the date of termination of employment.  Subject to Section 4(b), the Termination Payments shall be paid in equal installments over the twelve-month period following Executive’s termination of employment on the Employer’s regular payroll dates commencing on the first payroll date following the sixtieth (60th) day after the date of termination of employment with the first such payment, including the aggregate amount that would have been paid to the Executive during the first sixty (60) days following the date of termination had the delay provided herein not applied.  The Accrued Amounts shall be paid within sixty (60) days following the termination date.  In addition, if the Executive’s employment is terminated by the Employer or any successor entity thereto without Cause, or is terminated by the Executive for Good Reason, within two (2) years after a Change in Control, as defined in the Incentive Compensation Plan, (i) each Award (as defined in the Incentive Compensation Plan) granted to the Executive prior to the Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable and (ii) any Shares (as defined in the Incentive Compensation Plan) deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following the Executive’s termination of Employment (as defined in the Incentive Compensation Plan)

(b)If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 4 which are subject to Section 409A shall not commence until six (6) months from the termination date, with the first payment to be equal to the aggregate amount that would have been paid to the Executive under this Section 4 during the first six (6) months immediately following the termination date had this Section 4(b) not been applicable.  Each installment of the Termination Payments shall be considered a “separate payment” for purposes of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Employer shall not be liable for, and nothing provided or contained in this Agreement shall be construed to obligate or cause the Employer to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

(c)The foregoing payments upon termination of the Executive’s employment as described in this Section 4 shall constitute the exclusive severance payments due to the Executive upon a termination of Executive’s employment.  For the avoidance of doubt, Executive is not entitled to any Termination Payments in the event that Executive resigns (regardless of reason).

(d)“Cause” as used herein shall mean the Executive’s (i) commission of an act which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of Employer’s property for personal purposes); (ii) indictment for or conviction or entry of a plea of guilty or nolo contendere to (A) a felony or (B) any crime (whether or not a felony) involving moral turpitude; (iii) commission of any intentional tortious or unlawful act in either such case causing material harm to Employer’s business, standing or reputation or the business, standing or reputation of any of Employer’s Affiliates; (iv) gross negligence in the performance of Executive’s duties hereunder; (v) breach of Executive’s duty of loyalty or care to Employer or any of its Affiliates; (vi) other misconduct that is materially detrimental to Employer or any of its Affiliates; (vii) refusal or failure to perform the Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Employer, in each case after receiving written notice describing Executive’s noncompliance and being given ten (10) business days to cure (to the extent curable) such non-compliance; (viii) breach of this Agreement or any other agreement with or for the benefit of Employer or any of its Affiliates to which the Executive is a party or by which the Executive is bound, which breach is not cured (to the extent curable) within ten (10) business days following written notice from Employer; or (ix) Executive’s death or Disability.

(e)“Disability” as used herein shall mean that Executive is unable to perform the essential functions of Executive’s job, with a reasonable accommodation, due to illness or injury for such duration as entitles Executive to long-term disability payments under the Employer plan in which he participates.

(f)“Good Reason” as used herein shall mean a termination by Executive of his employment within ninety (90) days following the occurrence of any of the following events without the Executive’s consent that remains uncured for ten (10) business days after the receipt by Employer of written notice thereof from Executive: (i) a material reduction in Base Salary; (ii) a materially adverse change in title, duties or responsibilities (including reporting responsibilities); or (iii) a relocation of Executive’s principal place of business to a location that is more than 50 miles from Chicago, Illinois on the date of Executive’s employment commencement.

5.Nondisclosure of Confidential Information.

(a)Executive recognizes and acknowledges that the Employer and its Affiliates continually obtain and develop Confidential Information (defined below).  During Executive’s employment and at all times thereafter, Executive shall hold in strictest confidence and shall not disclose, use, or publish any of the Confidential Information, except as such disclosure, use or publication may be required in connection with Executive’s work for the Employer.  If at any time (including after termination of Executive’s employment with the Employer), a person, entity, governmental agency or court of competent jurisdiction requests or demands that Executive disclose Confidential Information, to the extent permitted under applicable law or regulation, Executive shall promptly notify the Employer and shall cooperate with the Employer and/or its Affiliates in their efforts to prevent or limit such disclosure.  Disclosure of Confidential Information by Executive or by anyone else, whether done intentionally or inadvertently, shall not affect Executive’s continuing obligations under this Agreement as to the disclosed Confidential Information.  Notwithstanding anything herein to the contrary, Executive’s obligation to protect Confidential Information shall not prohibit Executive from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Employer.  Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)“Confidential Information” as used herein includes, but is not limited to, the Employer’s and its Affiliates’ trade secrets, proprietary information and confidential information, which may include, but is not limited to, technical information, such as methods, processes, formulas, compositions, inventions, product development, product designs, computer programs, special hardware, product hardware, related software development, research projects, improvements, systems methods and other confidential technical data, and business information, such as sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, proposals, sales leads, profit margins, service reports, amount or kind of customers’ purchases from the Employer and/or its Affiliates, sources of supply, supply costs, system documentation, pricing data and policies (including general price lists and prices charged to specific customers), and business methods, strategies, production or merchandising systems or plans.

6.Assignment of Intellectual Property.  Executive assigns to the Employer any rights Executive may have or acquire in the Confidential Information, and in any other intellectual property developed by Executive in whole or in part while employed by the Employer, including without limitation any development rights, drawings, patents, copyrights, and the like.  Executive agrees that all such intellectual property is the sole property of the Employer and its assigns.  Executive irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Executive’s behalf to execute, verify and file any documents and to do all other lawfully permitted acts to further the purposes of this assignment, with the same legal force and effect as if executed by Executive.

7.Post-Employment Restrictions.  In order to protect the business interests and good will of the Employer and its Affiliates and to protect the Confidential Information, and in consideration of the provisions of this Agreement, Executive covenants and agrees as follows:

(a)Non-solicitation of Customers or Prospective Customers.  Executive agrees that during Executive’s employment and for the twenty four (24) month period following Executive’s termination of employment with the Employer (regardless of reason), Executive shall not, as an agent or employee, or on behalf of any person or entity, directly or indirectly (1) solicit, attempt to obtain business from, accept business from, do business with or service any Customers or Prospective Customers (except that this non-solicitation provision shall not apply if Executive is acting on the Employer’s behalf), (2) induce or attempt to induce any Customer or Prospective Customer to terminate or reduce its relationship or otherwise cease doing business in whole or in part with the Employer or any of its Affiliates or (3) interfere with any relationship, contractual or otherwise, between the Employer or any of its Affiliates and any of its Customers or Prospective Customers.

(i)“Customer” as used herein shall mean any person or entity that procured any products or services from the Employer or any of its Affiliates during the preceding two (2) years.

(ii)“Prospective Customers” as used herein shall mean any person or entity that Executive, Employer or the Affiliates solicited, contacted and/or communicated with on the behalf of the Employer or any of its Affiliates for business purposes during the preceding two (2) years.

(b)Non-solicitation of Employees and Independent Contractors.

(i)Executive agrees that during Executive’s employment with the Employer and for the twenty-four (24) month period following termination of Executive’s employment (regardless of reason), Executive shall not, directly or indirectly, induce or attempt to induce any Employee to terminate employment, hire or participate in the hiring of any Employee or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Employer or any of the Affiliates and any Employee.  “Employee” as used herein shall mean any person employed by the Employer or any of its Affiliates or any person who was employed by the Employer or any of its Affiliates during the one (1) year preceding Executive’s termination of employment.

(ii)Executive agrees that during Executive’s employment and for the twenty-four (24) month period following Executive’s termination of employment with the Employer (regardless of reason), Executive shall not, directly or indirectly, induce or attempt to induce any person or entity who is engaged by the Employer or any of its Affiliates as an independent contractor to terminate or change its relationship with the Employer or its Affiliates.

(c)Non-Competition.  Because of Employer’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, Executive agrees that during Executive’s employment with the Employer and for the twenty four (24) month period following termination of Executive’s employment (regardless of reason), Executive shall not engage, directly or indirectly, whether as a consultant, independent contractor, agent, representative, employee, advisor, owner (except in the case of passive ownership of less than five percent (5%) of any publicly traded corporation) or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business in the United States.

(i)“Competing Business” shall mean any individual, corporation, partnership, business or other entity that provides or attempts to provide any products or services that are the same or similar to any products or services offered, under development or planned to be offered by the Employer or any of its Affiliates.

(ii)Executive acknowledges that the restrictions set forth in this Section extend nationwide.  Executive further acknowledges that the geographic limitation in the restriction set forth above is reasonable because the Employer and the Affiliates offer their products and services and/or plan to offer their products and services throughout this geographic market.  Executive further covenants and agrees that the geographic scope, length of term and types of activities restricted (including non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Employer and the Affiliates because of the scope of the Employer’s business and its relationship with the Affiliates, which share Confidential Information on a need-to-know basis.  Executive acknowledges that these non-competition restrictions are reasonable and necessary and will not prevent Executive from being gainfully employed.

(d)Enforceability.  If a court of competent jurisdiction determines that one or more of these Post-Employment Restrictions are so broad as to be unenforceable, then such provision is to be reduced in scope or length, as the case may be, to the extent required to make it enforceable.  The foregoing is not an admission or evidence that any of the terms or conditions of this Agreement are unreasonable.

(e)Tacking.  If Executive violates any of the above Post-Employment Restrictions, the time period for such restriction shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

(f)Notification by the Employer.  Executive consents to the Employer and any of its Affiliates providing notice to any person or entity regarding Executive’s Post-Employment Restrictions under this Agreement.

(g)Forfeiture of Termination Payments.  In the event Executive violates the Post-Employment Restrictions or confidentiality obligations as set forth in this Agreement in any way, Executive’s right to receive or retain any Termination Payment, as described in Section 4, immediately ceases, and Executive must forfeit and return to the Employer all Termination Payments paid after the date of the first violation.

8.Return of Employer Property.  Upon termination of Executive’s employment for any reason, Executive shall deliver to the Employer any and all Employer equipment and property, access codes, documents, drawings, notes, memoranda, specifications, devices and formulas, together with all copies thereof, and any other material (including, but not limited to, email messages and other material in electronic format) containing or disclosing any Confidential Information or other information regarding the Employer.

9.Consideration.  The Executive acknowledges and agrees that the consideration set forth in this Agreement and the rights and benefits hereunder are all and singularly valuable consideration, which is sufficient for any or all of the Executive’s covenants set forth herein.

10.No Prior Agreements.  The Executive represents and warrants that Executive’s performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which Executive is a party or by the terms of which he may be bound.  The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

11.Equitable Relief.  Executive stipulates and agrees that any breach of Sections 5, 6, 7 and/or 21 of this Agreement by Executive will result in immediate and irreparable harm to the Employer and the Affiliates, the amount of which will be extremely difficult to ascertain, and that the Employer and the Affiliates could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Employer and the Affiliates shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Employer and the Affiliates against, or on account of, any breach by Executive of the provisions of this Agreement without requiring the Employer or the Affiliates to post any bond.  Such right to equitable relief is in addition to all other legal remedies the Employer and the Affiliates may have to protect their rights.

12.Withholding.  All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law.  The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

13.Notices.  All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile or email transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Executive:

To the most recent address for the Executive that appears on records of the Employer

Attention: Peter Clifford

Email: [redacted]

if to the Employer:

c/o CPG International LLC dba The AZEK Company, LLC

1330 West Fulton Street

Suite 350

Chicago, IL 60607

Attention: Paul Kardish, Chief Legal Officer

Email: [redacted] and [redacted]

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

14.Entire Agreement.  This Agreement is the final, complete and exclusive agreement of the parties with respect to its subject matter and supersedes and merges all prior or contemporaneous discussions or agreements, whether written or oral, regarding the subject matter of this Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in Executive’s duties, salary, or benefits will not affect the validity or scope of this Agreement.

15.Severability.  In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16.Remedies; Waiver.  No remedy conferred upon Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18.Choice of Law, Jurisdiction and Venue.  Executive shall be receiving resources and Confidential Information from Delaware and agrees to its laws governing this Agreement.  The parties further agree that the state and federal courts sitting in Wilmington, Delaware shall be the exclusive forum for the resolution of any dispute arising from or relating to this Agreement unless the Employer, in its sole discretion, brings a claim in another court of competent jurisdiction.  Each party consents to the personal jurisdiction and venue of any such federal or state court.  Executive irrevocably waives Executive’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness.

19.Successors and Assigns.  The Employer shall have the right to assign this Agreement to a successor or assign, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity.  Any successor to or assignee of the Employer is an intended third-party beneficiary to this Agreement.  Executive may not assign this Agreement.  Employer further acknowledges and agrees that the Affiliates are third-party beneficiaries to this Agreement and shall be entitled to enforce this Agreement and the provisions herein to the extent Executive discloses or misappropriates Confidential Information belonging to them or unfairly competes with or solicits their customers, prospective customers, employees or independent contractors.

20.Headings.  The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

21.Non-disparagement.  During Executive’s employment and thereafter, Executive shall not make or publish (or assist or participate in the making or publication of) any untruthful, negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Employer, its officers, directors or employees, as well as the Affiliates and their officers, directors or employees, or otherwise malign the Employer’s or its Affiliates’ businesses or reputations. This Section 21 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agent, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to Employer. During the Executive’s employment and thereafter, officers, directors and other senior management of the Employer and its Affiliates shall not make or publish (or assist or participate in the making or publication of) any untruthful, negative or derogatory comments, oral or written, directly, indirectly or by innuendo about the Executive or otherwise malign the Executive’s business and professional reputation.

22.Survivability.  The terms of Sections 5, 6, 7 and 21 of this Agreement survive the termination of Executive’s employment with the Employer for any reason.

23.Section 409A.

(a)This Agreement is intended to comply with the requirements of Section 409A or an applicable exemption. Accordingly, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A. No payments provided for under this Agreement that are subject to Section 409A may be accelerated unless such acceleration is permitted by Section 409A. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Unless otherwise expressly provided in writing, any payment of compensation by the Employer to Executive pursuant to this Agreement shall be made within seventy-five (75) days after the end of the later of the calendar year or the Employer’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A). Neither the Employer nor the Executive, individually or in combination, may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A. However, the terms set forth in this Agreement may be reformed to the extent necessary to comply with Section 409A, while preserving to the extent practicable the intended treatment of the original Agreement.

(b)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specific by this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)No payments or benefits to be made to the Executive under this Agreement upon a termination of employment and that are subject to Section 409A shall be made unless such termination of employment constitutes a “separation from service” as defined in Section 409A.

[signature pages follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL LLC

By: /s/ Jesse Singh
Name:  Jesse Singh
Title:  Chief Executive Officer

EXECUTIVE

/s/ Peter Clifford
Peter Clifford